Exhibit 5

                           [Letterhead of C. R. Bard, Inc.]





                                             September 29, 1995




          C. R. Bard, Inc.
          730 Central Avenue
          Murray Hill, New Jersey  07974

          Dear Sirs:

                    In connection with the Registration Statement on Form S-8 (the "Registration Statement") and the related Prospectus (the "Prospectus") of C. R. Bard, Inc. (the "Company") relating to the proposed issuance of 584,884 shares of Common Stock of the Company pursuant to the MedChem Products, Inc. 1994 Stock Option Plan, the MedChem Products, Inc. 1993 Stock Option Plan, the MedChem Products, Inc. 1993 Spin-Off Stock Option Plan, the MedChem Products, Inc. 1993 Director Stock Option Plan and the MedChem Products, Inc. Amended and Restated Stock Option Plan, I am of the opinion that such shares upon due issuance and payment therefor as contemplated in the Registration Statement and the Prospectus will be legally issued, fully paid and non-assessable under the provisions of New Jersey Business Corporation Act.

                    I hereby consent to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.


                                             Very truly yours,

                                             /s/ Richard A. Flink

                                             Richard A. Flink